Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER 2025 FINANCIAL AND OPERATING RESULTS

•Consolidated net revenues increased 2% year over year
•MGM China achieved both record 3Q Segment Adjusted EBITDAR and market share of 15.5%
•BetMGM North American venture reported strong revenue and EBITDA growth in 3Q25, raising its guidance for FY2025 and announcing cash distribution to MGM Resorts by year-end 2025
•Announced sale of the operations of MGM Northfield Park for $546 million
•MGM Resorts entered into $300 million USD-equivalent yen denominated credit facility at a current interest rate of approximately 2.5% to support the funding of MGM Osaka

Las Vegas, Nevada, October 29, 2025 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2025.

“MGM Resorts delivered another quarter of consolidated net revenue growth as we benefit from our operational scale and diversity, highlighted by record third quarter results from MGM China,” said Bill Hornbuckle, Chief Executive Officer & President of MGM Resorts International. “The BetMGM North American venture reported accelerated growth in 3Q25, increasing full year guidance for the second consecutive quarter and announcing cash distributions to MGM Resorts beginning in 4Q25. The initial distribution to MGM is expected to be at least $100 million, proving significant progress on the growth, profitability, and free cash flow generation of the business.”

“We are seeing encouraging signs of stability in Las Vegas with the return of the group and convention season and the completion of the MGM Grand room remodel,” said Jonathan Halkyard, Chief Financial Officer & Treasurer of MGM Resorts International. “MGM's strategic focus on premium, market leading integrated resort operations drove the decision to sell the operations of MGM Northfield Park. The price reflects a solid multiple, which again demonstrates the value gap available in the MGM Resorts equity price.”

Third Quarter 2025 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $4.3 billion, an increase of 2% compared to the prior year quarter, due primarily to an increase in net revenues at MGM China;
•Net loss attributable to MGM Resorts was $285 million in the current quarter compared to net income attributable to MGM Resorts of $185 million in the prior year quarter due primarily to the pre-tax impacts of a non-cash goodwill impairment charge of $256 million related to the decision to withdraw the application for a commercial gaming license for Empire City and approximately $93 million of other non-cash write-offs related to Empire City;
•Consolidated Adjusted EBITDA of $506 million in the current quarter compared to $574 million in the prior year quarter;
•Diluted loss per share of $1.05 in the current quarter compared to diluted earnings per share of $0.61 in the prior year quarter; and
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.24 in the current quarter compared to $0.54 in the prior year quarter.

Las Vegas Strip Resorts
•Net revenues of $2.0 billion in the current quarter compared to $2.1 billion in the prior year quarter, a decrease of 7% due primarily to the room remodel at MGM Grand Las Vegas, as well as a decrease in RevPAR, a decrease in table games win percentage, and a decrease in food and beverage revenue; and
•Segment Adjusted EBITDAR of $601 million in the current quarter compared to $731 million in the prior year quarter, a decrease of 18%, which was primarily related to the decrease in net revenues discussed above as well as a decrease in business interruption proceeds of $14 million and an increase in general liability and workers' compensation insurance expense of $13 million.

Regional Operations
•Net revenues of $957 million in the current quarter, up slightly compared to $952 million in the prior year quarter; and
•Segment Adjusted EBITDAR of $296 million in the current quarter compared to $300 million in the prior year quarter, a decrease of 1%.

MGM China
•Net revenues of $1.1 billion in the current quarter compared to $929 million in the prior year quarter, an increase of 17% due primarily to an increase in main floor table games drop; and
•Segment Adjusted EBITDAR of $284 million in the current quarter compared to $237 million in the prior year quarter, an increase of 20%.

MGM Digital (1)
•Net revenues of $174 million in the current quarter compared to $141 million in the prior year quarter, an increase of 23% due primarily to organic growth and brand expansion; and
•Segment Adjusted EBITDAR loss of $23 million in the current quarter, a decrease of 2% compared to the prior year quarter.

(1)     MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming; it does not include the BetMGM North America venture
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended September 30,	2025	2024
Diluted earnings per share	$(1.05)	$0.61
Property transactions, net	0.37	0.08
Goodwill impairment	0.94	—
Non-operating items:
Loss (gain) related to debt and equity investments	0.01	(0.18)
Foreign currency transaction loss (gain)	(0.06)	0.23
Change in the fair value of foreign currency contracts	0.15	(0.29)
Income tax impact on net income adjustments(1)	(0.12)	0.09
Adjusted EPS	$0.24	$0.54

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$450	$476	(5)%
Table games drop	$1,363	$1,386	(2)%
Table games win	$309	$328	(6)%
Table games win %	22.6%	23.7%
Slot handle	$6,155	$5,920	4%
Slot win	$570	$554	3%
Slot win %	9.3%	9.3%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2025	2024	% Change
Room revenue (in millions)	$660	$743	(11)%
Occupancy	89%	94%
Average daily rate (ADR)	$236	$243	(3)%
Revenue per available room (RevPAR)	$210	$229	(8)%
Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended September 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$696	$693	0%
Table games drop	$1,061	$1,023	4%
Table games win	$205	$209	(2)%
Table games win %	19.4%	20.5%
Slot handle	$6,969	$6,952	0%
Slot win	$706	$693	2%
Slot win %	10.1%	10.0%

MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2025	2024	% Change
	(Dollars in millions)
Casino revenue	$947	$800	18%
Main floor table games drop	$4,072	$3,443	18%
Main floor table games win	$1,006	$858	17%
Main floor table games win %	24.7%	24.9%
Intercompany branding license fee expense for MGM China, which eliminates in consolidation, was $19 million in the current quarter and $16 million in the prior year quarter.

Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating income from unconsolidated affiliates:

Three Months Ended September 30,	2025	2024
	(In thousands)
BetMGM North America Venture	$23,725	$3,211
Other	1,917	4,778
	$25,642	$7,989

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 5910227.

A replay of the call will be available through November 5, 2025. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 2219902.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, income (loss) from unconsolidated affiliates, goodwill impairment, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and MGM National Harbor, and the land concessions at MGM China.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, and goodwill impairment. Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies. We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity. In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, goodwill impairment, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe and Brazil. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its Focused on What Matters philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding any benefits expected to be received from the Company's transactions and capital investments, including the sale of MGM Northfield Park; future results of the Company, and its unconsolidated affiliates, including the BetMGM North American venture; expectations regarding the impact of macroeconomic trends on the Company's business; expectations regarding the Company's booking pace (including with respect to convention bookings), liquidity position and the size and timing of future investments; the Company's ability to execute on its strategic plans, including implementation of EBITDA enhancements, our development projects, expansion of the MGM Digital brand and positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the performance of MGM China; expectations regarding the amount and frequency of any distributions from the BetMGM North American venture; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company and its unconsolidated affiliates (including BetMGM) operate and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion and capital investment projects; changes in applicable laws or regulations, particularly with respect to iGaming and online sports betting; risks relating to domestic and international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, such as the Company's September 2023 cybersecurity issue, or otherwise, which could adversely impact the Company's ability to service its customers and affect its sales and the results of operations; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance
srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Executive Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues
Casino	$2,293,996	$2,121,049	$6,875,942	$6,574,903
Rooms	795,236	883,564	2,519,045	2,738,963
Food and beverage	748,597	755,322	2,296,949	2,326,863
Entertainment, retail and other	412,635	423,203	1,240,480	1,253,254
	4,250,464	4,183,138	12,932,416	12,893,983
Expenses
Casino	1,321,774	1,205,286	3,899,934	3,698,885
Rooms	266,767	286,658	819,682	838,915
Food and beverage	554,554	563,521	1,691,482	1,693,031
Entertainment, retail and other	261,772	259,694	759,081	768,318
General and administrative	1,240,178	1,176,726	3,618,767	3,582,376
Corporate expense	125,257	125,043	391,704	378,787
Preopening and start-up expenses	31	519	965	2,469
Property transactions, net	101,775	25,493	117,368	59,124
Goodwill impairment	256,133	—	256,133	—
Depreciation and amortization	260,717	233,330	739,136	621,868
	4,388,958	3,876,270	12,294,252	11,643,773
Income (loss) from unconsolidated affiliates	25,642	7,989	38,606	(51,319)
Operating income (loss)	(112,852)	314,857	676,770	1,198,891
Non-operating income (expense)
Interest expense, net of amounts capitalized	(102,287)	(111,873)	(315,140)	(334,649)
Non-operating items from unconsolidated affiliates	5,942	417	2,149	2,043
Other, net	(10,390)	93,333	(182,826)	45,096
	(106,735)	(18,123)	(495,817)	(287,510)
Income (loss) before income taxes	(219,587)	296,734	180,953	911,381
Benefit (provision) for income taxes	12,858	(52,570)	(42,857)	(84,689)
Net income (loss)	(206,729)	244,164	138,096	826,692
Less: Net income attributable to noncontrolling interests	(78,526)	(59,586)	(225,846)	(237,566)
Net income (loss) attributable to MGM Resorts International	$(285,255)	$184,578	$(87,750)	$589,126

Earnings (loss) per share
Basic	$(1.05)	$0.61	$(0.32)	$1.90
Diluted	$(1.05)	$0.61	$(0.32)	$1.88
Weighted average common shares outstanding
Basic	272,517	300,499	277,610	310,688
Diluted	272,517	303,479	277,610	313,852

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$2,133,548	$2,415,532
Accounts receivable, net	932,133	1,071,412
Inventories	127,104	140,559
Income tax receivable	164,621	257,514
Prepaid expenses and other	574,371	478,582
Total current assets	3,931,777	4,363,599
Property and equipment, net	6,281,685	6,196,159
Investments in and advances to unconsolidated affiliates	540,066	380,626
Goodwill	4,942,559	5,145,004
Other intangible assets, net	1,616,407	1,715,381
Operating lease right-of-use assets, net	23,127,115	23,532,287
Deferred income taxes	68,985	39,591
Other long-term assets, net	902,281	858,980
	$41,410,875	$42,231,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$421,119	$412,662
Accrued interest on long-term debt	95,317	69,916
Other accrued liabilities	2,667,990	2,869,105
Total current liabilities	3,184,426	3,351,683
Deferred income taxes	2,839,142	2,811,663
Long-term debt, net	6,163,574	6,362,098
Operating lease liabilities	24,988,015	25,076,139
Other long-term obligations	784,329	910,088
Total liabilities	37,959,486	38,511,671
Redeemable noncontrolling interests	31,464	34,805
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 272,213,345 and 294,374,189 shares	2,722	2,944
Capital in excess of par value	1,127	—
Retained earnings	2,324,289	3,081,753
Accumulated other comprehensive income (loss)	347,843	(61,216)
Total MGM Resorts International stockholders' equity	2,675,981	3,023,481
Noncontrolling interests	743,944	661,670
Total stockholders' equity	3,419,925	3,685,151
	$41,410,875	$42,231,627

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Las Vegas Strip Resorts	$1,984,637	$2,132,213	$6,275,449	$6,592,704
Regional Operations	956,875	952,148	2,821,906	2,788,765
MGM China	1,087,728	929,456	3,225,293	3,003,664
MGM Digital	174,027	141,202	465,946	412,157
Management and other operations	47,197	28,119	143,822	96,693
	$4,250,464	$4,183,138	$12,932,416	$12,893,983
MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Las Vegas Strip Resorts	$600,869	$731,037	$2,122,525	$2,341,114
Regional Operations	295,521	299,985	883,219	862,465
MGM China	283,990	237,356	870,897	832,405
MGM Digital(1)	(23,248)	(22,825)	(83,339)	(55,551)
Unconsolidated affiliates - BetMGM and other(2)	25,642	7,989	38,606	(51,319)
Management and other operations	16,273	13,806	58,267	40,293
Stock compensation	(14,274)	(12,388)	(59,350)	(51,686)
Triple net lease rent expense	(564,658)	(564,436)	(1,693,549)	(1,692,961)
Corporate(3)	(114,311)	(116,325)	(346,904)	(342,408)
Consolidated Adjusted EBITDA	$505,804	$574,199	$1,790,372	$1,882,352
Additional Information:

Non-cash rent(4)	$104,011	$112,955	$321,360	$347,927
(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming. Current quarter includes expense for management incentive plans established in connection with acquisitions ("MIP") of $2 million and intercompany royalty expense of $1 million. Current year includes MIP expense of $7 million and intercompany royalty expense of $3 million. Prior year quarter includes MIP expense of $4 million and intercompany royalty expense of $1 million. Prior year includes MIP expense of $7 million and intercompany royalty expense of $1 million. Intercompany royalty expense eliminates in consolidation.
(2)Represents the Company's share of operating income (loss) of unconsolidated affiliates.
(3)Current quarter includes amounts related to MGM China of $13 million, global development of $3 million, and transaction costs of $1 million. Current year includes amounts related to MGM China of $36 million, global development of $10 million, and transaction costs of $6 million. Prior year quarter includes amounts related to MGM China of $17 million, global development of $3 million, and transaction costs of $3 million. Prior year includes amounts related to MGM China of $41 million, global development of $7 million, and transaction costs of $7 million.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income (loss) attributable to MGM Resorts International	$(285,255)	$184,578	$(87,750)	$589,126
Plus: Net income attributable to noncontrolling interests	78,526	59,586	225,846	237,566
Net income (loss)	(206,729)	244,164	138,096	826,692
Provision (benefit) for income taxes	(12,858)	52,570	42,857	84,689
Income (loss) before income taxes	(219,587)	296,734	180,953	911,381
Non-operating (income) expense:
Interest expense, net of amounts capitalized	102,287	111,873	315,140	334,649
Other, net	4,448	(93,750)	180,677	(47,139)
	106,735	18,123	495,817	287,510
Operating income (loss)	(112,852)	314,857	676,770	1,198,891
Preopening and start-up expenses	31	519	965	2,469
Property transactions, net	101,775	25,493	117,368	59,124
Goodwill impairment	256,133	—	256,133	—
Depreciation and amortization	260,717	233,330	739,136	621,868
Consolidated Adjusted EBITDA	$505,804	$574,199	$1,790,372	$1,882,352